UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: February 16, 2006
(Date of earliest event reported: February 9, 2006)
McAFEE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition.
     On February 9, 2006, McAfee, Inc. (the “Registrant”) announced its fourth quarter and full-year 2005 financial results. In the process of finalizing its 2005 financial statements the Registrant's management identified a revenue reclassification. The Registrant has reclassified revenue between certain of its geographic regions resulting in an adjustment to its provision for income taxes set forth on its 2005 income statement. The revenue reclassification does not have any impact on non-GAAP results already reported. As a result, the Registrant’s GAAP net earnings for the fourth quarter and full-year 2005 decreased by approximately $1.0 million from what was previously reported to reflect revised net earnings of $38.6 million for the fourth quarter and $138.8 million for the full-year 2005. GAAP basic earnings per share decreased by $0.01 for both the fourth quarter and for the full-year 2005 to $0.23 and $0.84, respectively; and GAAP diluted earnings per share decreased $0.01 for the full-year 2005 to $0.82.
     The Registrant’s Condensed Consolidated Statement of Income for the three and twelve months ended December 31, 2005, and Condensed Consolidated Balance Sheet as of December 31, 2005 are furnished hereby as exhibit 99.1. Unless expressly incorporated into a filing of the Registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, made after the date hereof, the information contained herein shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
     As of February 16, 2006, the Registrant’s independent registered accounting firm continues to finalize the audit of the Registrant's financial statements.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
99.1	Condensed Consolidated Statement of Income for the three and twelve months ended December 31, 2005 (solely furnished and not filed herewith pursuant to item 2.02).

Condensed Consolidated Balance Sheet as of December 31, 2005 (solely furnished and not filed herewith pursuant to item 2.02).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
Date: February 16, 2006	By:	/s/ Jason Pyles
Jason Pyles
Vice President, Finance